EXHIBIT 5.03

October 23, 2003

Entergy Gulf States, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Gulf States, Inc. (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $600,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") to be issued in one or more new series, and for the qualification under the Trust Indenture Act of 1939, as amended, of the Company's Indenture of Mortgage, dated as September 1, 1926, as heretofore supplemented and modified and as proposed to be further supplemented, under which the Bonds are to be issued.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law).

For purposes of the opinions set forth above, we have assumed (1) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, and (2) that the Bonds will be issued and delivered in compliance with the due authorization of the Company's Board of Directors and/or the Executive Committee thereof.

We are members of the New York Bar and this opinion is limited to the laws of the States of New York, Louisiana and Texas and the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of Louisiana and Texas, we have relied the opinions of Mark G. Otts, Esq., Senior Counsel - Corporate and Securities of Entergy Services, Inc., and Orgain, Bell & Tucker, L.L.P., respectively, which are being filed as Exhibits 5.01 and 5.02, respectively, to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.03 to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP